Exhibit 99.1

Contact:

Name:  John Moreira or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                July 23, 2009

NSTAR Reports Second Quarter Results for 2009

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $56.9 million, or $0.53 per common share, for the second quarter of 2009, compared to $50.4 million, or $0.47 per share reported for the same period in 2008.

Chairman, President and Chief Executive Officer Thomas J. May said, “We are pleased with our results at the halfway mark for 2009.  It has been a very challenging time and we are responding to the challenge for the benefit of both customers and shareholders.  Our service quality metrics continue to be at very high performance levels and recently we passed along energy supply price cuts to both our gas and electric customers.  These cuts were the result of procuring natural gas and basic service electric supply at prices that are significantly lower than last year.  Our electric customers have benefited from these lower energy costs as we passed along a cut in basic service rates of about 27%, the lowest level in four years.  These reductions couldn’t come at a better time for our customers.  Many folks are facing difficult financial decisions in the current economy so it’s especially important that we’re able to pass along these significant savings.”

Earnings per share for the second quarter of 2009 increased by 6 cents or 12.8%.  An important factor that contributed to this positive performance for the quarter was a decline in operations and maintenance costs resulting from our commitment to cost-reduction efforts.  Another factor that had a positive impact on second quarter results was the decline in interest costs.  The impact of these factors was offset somewhat by a 5.5% decline in electric sales for the quarter as a result of very mild weather conditions, conservation efforts and economic conditions.  Cooling degree days for Boston in the second quarter were 62% below last year and 55% below normal, reflecting the lowest June temperatures in over 40 years.

The company is maintaining its 2009 earnings guidance of between $2.33 and $2.43 per share.

Second Quarter Conference Call

NSTAR is holding a conference call to discuss its second quarter 2009 financial results on Friday, July 24, 2009 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

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Comparative unaudited results for the three, six and twelve-month periods were as follows:

Financial Data (in thousands, except per share data)

Three months ended June 30:	2009	2008	% Change

Operating revenues	$707,525	$743,715	(4.9)%
Net income	$56,934	$50,369	13.0%
Earnings per basic and diluted share	$0.53	$0.47	12.8%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	106,961	107,038	(0.1)%
Dividends paid per common share	$0.375	$0.35	7.1%

Six months ended June 30:	2009	2008	% Change

Operating revenues	$1,655,314	$1,639,296	1.0%
Net income	$117,970	$109,605	7.6%
Earnings per share: Basic	$1.10	$1.03	6.8%
Diluted	$1.10	$1.02	7.8%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	106,989	107,024	-%
Dividends paid per common share	$0.75	$0.70	7.1%

Twelve months ended June 30:	2009	2008	% Change

Operating revenues	$3,361,405	$3,191,567	5.3%
Net income	$245,912	$233,200	5.5%
Earnings per basic and diluted share	$2.30	$2.18	5.5%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,019	107,060	-%
Dividends paid per common share	$1.45	$1.35	7.4%

More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on or about August 4, 2009.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.4 billion and assets of $8.2 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR is also engaged in unregulated business operations.  For more information, go to www.nstar.com.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

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Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in and compliance with environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber attacks; and impact of service quality performance measures.

Any forward-looking statement speaks only as of the date of this earnings release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.

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